As filed with the Securities and Exchange Commission on October 22, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	26-0405422
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1500 Riveredge Parkway, Suite 100 Atlanta, Georgia (Address of Principal Executive Offices)	30328 (Zip Code)

Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan
(Full title of the plan)

Lauren S. Tashma, Esq.
Executive Vice President, General Counsel and Secretary
1500 Riveredge Parkway, Suite 100
Atlanta, Georgia 30328
(770) 240-7200
(Name, address and telephone number of agent for service)
With a Copy to: John B. Shannon, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer □
Non-accelerated filer □	Smaller reporting company □
Emerging growth company □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.        □

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share (2)	4,054,610	$14.62 (3)	$59,278,398 (3)	$7,694 (3)

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), also registered hereunder are such additional shares of common stock, par value $0.01 per share, of Graphic Packaging Holding Company (the “Company”) presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of the Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan (the “2014 Plan”).

(2)Each share of the Company’s common stock includes one preferred stock purchase right that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(3)Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Company’s common stock reported on the New York Stock Exchange on October 17, 2019.

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an additional 4,054,610 shares of the Company’s common stock for issuance under the 2014 Plan. These shares were originally subject to awards granted under the Company’s Amended and Restated 2004 Stock and Incentive Compensation Plan (the “Prior Stock Plan”), but the shares ceased to be subject to such awards other than by reason of exercise or settlement of the awards in vested and nonforfeitable shares. Pursuant to the terms of the 2014 Plan, these shares become available for issuance pursuant to new awards granted under the 2014 Plan. In accordance with General Instruction E of Form S-8, the content of the Company’s Registration Statement on Form S-8 (File No. 333-197677) filed with the Securities and Exchange Commission on July 28, 2014, is incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on this 22nd day of October, 2019.

GRAPHIC PACKAGING HOLDING COMPANY
By:	/s/ Lauren S. Tashma
Lauren S. Tashma
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. Doss, Stephen R. Scherger and Lauren S. Tashma, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and reconstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, including any additional registration statement relating to the registration of additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Michael P. Doss Michael P. Doss	President, Chief Executive Officer and Director (Principal Executive Officer)	October 22, 2019

/s/ Stephen R. Scherger Stephen R. Scherger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 22, 2019

/s/ Deborah R. Frank Deborah R. Frank	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 22, 2019

/s/ Laurie Brlas Laurie Brlas	Director	October 22, 2019

/s/ David D. Campbell David D. Campbell	Director	October 22, 2019

/s/ Paul D. Carrico Paul D. Carrico	Director	October 22, 2019

/s/ Robert A. Hagemann Robert A. Hagemann	Director	October 22, 2019

/s/ Philip R. Martens Philip R. Martens	Director	October 22, 2019

/s/ Dean A. Scarborough Dean A. Scarborough	Director	October 22, 2019

/s/ Larry M. Venturelli Larry M. Venturelli	Director	October 22, 2019

/s/ Lynn A. Wentworth Lynn A. Wentworth	Director	October 22, 2019

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Company; filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 10, 2008 and incorporated herein by reference
4.2	Bylaws of the Company; filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 27, 2015 and incorporated herein by reference
4.3
Graphic Packaging Holding Company Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock; filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on March 10, 2008 and incorporated herein by reference

4.4
Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan; filed as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2014 and incorporated herein by reference

5.1	Opinion of Alston & Bird LLP
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)